Exhibit 10.13

JAMES RIVER GROUP HOLDINGS, LTD.

2014 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

This RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date set forth in Schedule A, attached hereto and incorporated herein by reference, is made by and between James River Group Holdings, Ltd., an exempted company registered under the laws of Bermuda (the “Company”), and the Grantee listed in Schedule A.

R E C I T A L S :

WHEREAS, the Company has adopted the James River Group Holdings, Ltd. 2014 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to grant to the Grantee Restricted Shares of the Company pursuant to the Plan and on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Grantee hereby agree as follows:

Section 1.          Grant of Restricted Shares. The Company hereby grants to the Grantee, pursuant to the Plan and on the terms and conditions set forth herein, the number of Shares of Restricted Shares set forth in Schedule A.

Section 2.          Vesting and Restrictions.

(a)          The Restricted Shares will vest and the restrictions set forth in paragraph (b) will lapse, in accordance with the Vesting Schedule set forth on Schedule A, attached hereto, subject to all other terms and conditions of this Agreement and the Plan.

(b)          During the Restriction Period, the Restricted Shares are subject to forfeiture and may not be sold, assigned, transferred, exchanged or otherwise encumbered by Grantee. The Restriction Period begins on the Grant Date and ends on the applicable Vesting Date (the “Restriction Period”). To enforce these restrictions, the Company may elect to have the Restricted Shares held in electronic or other book form in an account with the Company, its transfer agent, or other designee until the restrictions have lapsed or until this Agreement is no longer in effect. If Company instead issues the Restricted Shares in certificate form, the certificates will include appropriate restrictive legends regarding restrictions on transfer and compliance with securities law requirements, as determined by the Company, and will be held in the Company’s custody until the restrictions have lapsed or this Agreement is no longer in effect.

Section 3.          Termination of Continuous Service and Forfeiture

(a)          Except as provided otherwise in this Agreement or the Plan, upon termination of Grantee’s Continuous Service for any reason, all Restricted Shares that are not vested shall immediately be forfeited. Upon forfeiture of Restricted Shares, the share certificates, if any, will be returned to the Company and Grantee will have no further rights with respect to those Shares, including any rights to vote the Shares or receive dividends.

Section 4.          Shareholder Rights. Subject to any limitations set forth on Schedule A, attached hereto, Grantee shall be entitled to exercise full voting rights and receive all dividends and other distributions paid with respect to the Restricted Shares held by Grantee pursuant to this Award.

Section 5.          Tax Consequences. Grantee may incur tax liability as a result of the grant or vesting of the Restricted Shares, the payment of dividends, or the disposition of the vested Shares, if any. Grantee is advised to consult with his or her own tax adviser for tax advice. Grantee is responsible for any taxes arising in connection with this Agreement and the Plan.

Section 6.          83(b) Election. Grantee may file with the Internal Revenue Service, within 30 days of the Grant Date, an irrevocable election pursuant to Section 83(b) of the Code to be taxed as of the Grant Date on the amount by which the Fair Market Value of the Restricted Shares on the Grant Date exceeds the amount paid for the Shares, if any. In the event Grantee chooses to file an election under Section 83(b) of the Code, Grantee agrees to promptly deliver a copy of his or her election to the Chief Financial Officer of the Company at the Company’s then principal executive office, or by email to InvestorRelations@jrgh.net.

Section 7.          No Right to Continued Service. Nothing contained herein shall be construed to confer on the Grantee any right to continue in service with the Company or to derogate from any right of the Company to retire, request the resignation of or discharge the Grantee, or to require a leave of absence of the Grantee, with or without pay, at any time, with or without Cause.

Section 8.          Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.

Section 9.          Binding Effect. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Grantee and his or her assigns, heirs, executors, administrators and legal representatives.

Section 10.        Amendment or Modification; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed on behalf of the Company (as authorized by the Board) and the Grantee.

Section 11.        Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of New York, except for those matters subject to The

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Companies Act, 1981 of Bermuda (as amended), which shall be governed by such law, without giving effect to principles of conflicts of laws, and construed accordingly.

Section 12.        Withholding Taxes. With respect to employees subject to withholding, the Company has the right to deduct from any payments otherwise due to Grantee any employer required minimum Federal, state, or local taxes, domestic or foreign, of any kind required by law upon the issuance, vesting, or payment of any Restricted Shares or dividends. At the time of any such issuance, vesting, or payment, Grantee shall pay to the Company (or otherwise make arrangements satisfactory to the Committee for the payment of) the minimum statutory amount of the Federal, state and local, domestic and foreign taxes required, in the Company’s sole judgment, to be collected or withheld. Such amount may be paid to the Company in cash or such other payment, including the Company’s withholding of Shares otherwise issuable to Grantee or the Grantee’s delivery of unrestricted Shares to the Company, to the extent permitted by the Committee, in its sole discretion.

Section 13.        Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Plan.

Section 14.        The Plan. The Grantee acknowledges having received a copy of the Plan. The Restricted Shares herein granted are subject to all of the terms and provisions of the Plan, all of which are hereby incorporated herein by reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

[Remainder of Page Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Shares Award Agreement as of __________________ ____, 20__.

JAMES RIVER GROUP HOLDINGS, LTD.

By:
Title:

GRANTEE:

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JAMES RIVER GROUP HOLDINGS, LTD. 2014 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

SCHEDULE A

Name of Grantee:	______________________

Grant Date:	___________ __, 20__

Vesting Terms:	The Restricted Shares to which this Award relates shall be subject to the following vesting provisions:

Shareholder Rights Limitations:

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